EXHIBIT B

LIMITED LIABILITY COMPANY OPERATING AGREEMENT	FORTE INVESTMENT FUND, LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

of

FORTE INVESTMENT FUND, LLC

a Delaware limited liability company

This Limited Liability Company Operating Agreement (“Agreement”) of Forte Investment Fund, LLC, a Delaware limited liability company (the “Company”), is by and among Forte Partners Global Inc., a Massachusetts corporation (“Initial Member” or “Manager”), and each additional Person who becomes a Member, in accordance with the provisions of this Agreement. Any capitalized terms used herein, but not defined, shall have the meaning ascribed to them in the Offering Circular (“Offering Circular”), including any Series Supplement (as defined below).

RECITALS

The Company is a limited liability company formed pursuant to Section 18-215 of the Delaware Limited Liability Company Act, Del. Code Ann. Tit. 6, § 18-101, et seq., as amended. The parties to this Agreement are the Manager and those additional Persons who are subsequently admitted as Members, in accordance with the provisions of this Agreement. The parties intend by this Agreement to define their rights and obligations with respect to the Company’s and each Series’ governance and financial affairs, and to adopt regulations and procedures for the conduct of Company and each Series’ activities. Accordingly, for good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

ARTICLE 1: DEFINITIONS

1.1       Scope. For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is expressed or intended, all capitalized terms used herein have the meanings specified in this Article 1.

1.2       Defined Terms.

(a)       “Act” means the Delaware Limited Liability Company Act, Del. Code Ann. Tit. 6, § 18-101, et seq., as amended.

(b)       “Affiliate,” with respect to a Person, means (1) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Affiliate, (2) a Person who owns or controls at least Ten Percent (10%) of the outstanding voting interests of the Affiliate, (3) a Person who is an officer, director, manager, or general partner of the Affiliate, or (4) a Person who is an officer, director, manager, general partner, trustee, or owner of at least Ten Percent (10%) of the outstanding voting interests of an Affiliate described in clauses (1) through (3) of this sentence.

(c)       “Aggregate Ownership Limit” shall initially mean, for all investors, the greater of (a) 9.8% of the aggregate Outstanding Interests of a Series, or (b) such other percentage set forth in the applicable Series, unless such Aggregate Ownership Limit is otherwise waived by the Manager in its sole discretion

(d)       “Agreement” means this Agreement, including any subsequent amendments thereto.

(e)       “Bankruptcy” means the filing of a petition seeking liquidation, reorganization, arrangement, readjustment, protection, relief, or composition in any state or federal bankruptcy, insolvency, reorganization, or receivership proceeding.

(f)       “Beneficial Ownership” shall mean ownership of Membership Interests in a Series by a Person, whether the Membership Interests are held directly or indirectly (including by a nominee), and shall include Membership Interests that would be treated as owned through the application of Sections 856(h)(1) and/or 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code, provided, however, that in determining the number of Membership Interests Beneficially Owned by a Person, no Interest shall be counted more than once. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

(g)       “Capital Account” of a Member means the capital account maintained for such Member. The balance of the Capital Account of a Member, determined as set forth in Section 4.5 below, shall herein be referred to as the “Capital Account Balance.”

(h)       “Capital Transaction Proceeds” shall refer to transaction-based income derived from a Property. Transaction-based income include, without limitation, the sale, refinance, and/or disposition of a Property.

(i)       “Certificate” means the Certificate of Formation filed with the Secretary of State to organize the Company as a series limited liability company, including any subsequent amendments thereto.

(j)       “Charitable Beneficiaries” shall mean one or more beneficiaries of a trust provided that each such organization must be described in Section 501 of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(k)       “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(l)       “Constructive Ownership” shall mean ownership of Membership Interests by a Person, whether the interest in the Membership Interests is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings. The term “Constructive Owner” is intended to be interpreted in the context of Section 856(h) of the Code so that the Constructive Owners of Membership Interests held by an entity shall be the Individuals (as defined in Section 544 of the Code) who are treated as owners of Membership Interests for purposes of Section 856(h) of the Code, rather than the Entity itself.

(m)       “Contribution” means anything of value that a Member contributes to a Series as a prerequisite for, or in connection with, Membership Interests in a Series, including (without limitation) any combination of cash, property, services rendered, a promissory note, or any other obligation to contribute cash or property or render services.

(n)       “Dissociation” means a complete termination of a Member’s membership in a Series due to an event described in Article 3 hereof.

(o)       “Distribution” means the direct or indirect transfer of money or other property to a Member with respect to a Membership Interest in a Series.

(p)       “Effective Date” means the date on which the Company’s existence as a series limited liability company begins, as prescribed by the Act.

(q)       “Entity” means an association, relationship, or artificial person through or by means of which an enterprise or activity may be lawfully conducted, including, without limitation, a partnership, trust, limited liability company, corporation, joint venture, cooperative, or association.

(r)       “Excepted Holders” shall mean any holder of Membership Interests of a Series for whom an Excepted Holder Limit is created by the Manager.

(s)       “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Manager, the percentage limit established by the Manager.

(t)       “Excess Distributable Cash” means a Series’ monthly or quarterly gross revenue, depending on the accounting period of such Series, less (1) the Series’ monthly or quarterly operating expenses (including payment of outstanding debt [if any], administrative costs, legal expenses, and accounting fees) and (2) payment of Asset Management Fee to the Manager.

(u)       “Family,” with respect to a Member, means any individual(s) who is related to the Member by blood, marriage, or adoption. For the purposes of this definition, an individual is related to the Member by marriage if the person is related by blood or adoption to the Member’s current spouse.

(v)       “Initial Member” means the Person identified in the Series Designation of such Series as the Initial Member associated therewith.

(w)       “Majority” means more than Fifty Percent (50%) of all the outstanding Membership Interests.

(x)       “Manager” means a Person who is vested with authority to manage Company and each Series, in accordance with Article 5 hereof.

(y)       “Member” means each member of the Company associated with a Series, including, unless the context otherwise requires, the Initial Member, the Manager, each Member (as the context requires), each Substitute Member and each Additional Member.

(z)       “Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Regulations Section 1.704-2(b)(4);

(aa) “Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Regulations Section l. 704-2(i);

(bb) “Membership Interest” means a Member’s unit in the form of membership interests in the Company associated with a Series. A Member’s ownership unit in the Company, which consists of the Member’s right to share in profits, receive Distributions, participate in the Company’s governance and approve the Company’s acts under Article 5.4 hereof, participate in the designation and removal of the Manager and receive information pertaining to the Company’s affairs. A Member’s ownership unit in the Company shall equal to a Member’s units divided by the aggregate units of all Members. Changes in Membership Interests after the Effective Date, including, but not limited to, those changes necessitated by the admission and Dissociation of Members, will be reflected in the Company’s records. The allocation of Member Interests as reflected in the Company’s records from time to time is presumed to be correct for purposes of this Agreement and the Act.

(cc) “Minimum Gain” means minimum gain as defined in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

(dd) “Offering Circular” shall mean the Offering Circular of the Company.

(ee) “One Hundred Members Date” means the first day on which Membership Interests are beneficially owned by One Hundred (100) or more Persons within the meaning of Section 856(a)(5) of the Code.

(ff) “Periodic Cash Flow” shall refer to income that is generally made on a periodic basis with certain frequency. An example of Periodic Cash Flow may be rental income from a Property, and/or other periodic cash flow generated from a Property.

(gg) “Permitted Transferee,” with respect to a Member, means another Member, a member of the Member’s Family, or a trust for the benefit of the Member or a member of the Member’s Family.

(hh) “Person” means a natural person or an Entity.

(ii) “Profit,” as to a positive amount, and “Loss,” as to a negative amount, mean, for a Taxable Year, the Company’s or Series’ income or loss for the Taxable Year, as determined in accordance with accounting principles appropriate to the Company’s method of accounting and consistently applied.

(jj) “Property” or “Properties” means any real estate or interest of real estate in which the applicable Series acquires ownership interests as described in the Offering Circular and Series Supplement.

(kk) “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D; and (ii) all other non-accredited Investors so long as their investment in the Membership Interests does not represent more than Ten Percent (10%) of the greater of the Investor’s, alone or together with a spouse, annual income or net worth (excluding the value of the Investor’s primary residence and any loans secured by the residence (up to the value of the residence)), or Ten Percent (10% ) of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

(ll) “Regulations” means proposed, temporary, or final regulations promulgated under the Code by the U.S. Department of the Treasury, as amended from time to time.

(mm) “Series” refers to one or more separate and distinct series as such term is used under the Act.

(nn) “Series Membership Interest Ownership Limit” shall mean not more than 9.8% of the aggregate of the outstanding Membership Interests in a Series, or such other percentage determined by the Manager in accordance with Section 3.11.

(oo) “Series Offering” refers to the specific offering of Membership Interests in a particular Series, and further detailed in the Series Supplement for such Series.

(pp) “Subscription Agreement” means the Subscription Agreement included as Exhibit B to the Offering Circular.

(qq) “Taxable Year” means the Company’s (and each Series’) taxable year as determined in Article 6 hereof.

(rr) “Transfer,” as a noun, means a transaction or event by which ownership of any Membership Interest is changed or encumbered, including, without limitation, a sale, exchange, abandonment, gift, pledge, or foreclosure. “Transfer,” as a verb, means to affect a Transfer.

(ss) “Transferee” means a Person who acquires any Membership Interest by Transfer from a Member or another Transferee not admitted as a Member, in accordance with Article 3 hereof.

ARTICLE 2: THE COMPANY

2.1       Status. The Company is a limited liability company organized in the state of Delaware under the Act.

2.2       Name. The name of the series limited liability company is Forte Investment Fund, LLC. The business of the Company and any Series may be conducted under any other name or names, as determined by the Manager.

2.3       Term. The Company’s existence as a series limited liability company will commence on the Effective Date and continue until dissolved herein pursuant to Article 7 below, unless sooner dissolved or terminated under the Act or as described herein. The existence of each Series shall commence upon the effective date of the Series Offering establishing such Series. The term of the Company and each Series shall be perpetual, unless and until it is dissolved or terminated in accordance with the provisions of ARTICLE VII. The existence of the Company and/or Series as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

2.4       Purpose. The purpose of the Company and, unless otherwise provided in the applicable Series Offering, each Series shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a series limited liability company organized pursuant to the Act, (b) acquire and maintain a portfolio of Properties and, to exercise all of the rights and powers conferred upon the Company and each Series with respect to its interests therein, and (c) conduct any and all activities related or incidental to the foregoing purposes.

2.5       Principal Place of Business. The Company’s principal place of business is located at: 58 Main Street, 2nd Floor, Hackensack, New Jersey 07601. The Company and each Series may maintain offices at such other place or places as the Manager determines to be necessary or appropriate.

2.6       Registered Agent and Registered Office. Unless and until changed by the Manager, the Company’s registered office in the State of Delaware is located at 108 W. 13th Street, Suite 100, Wilmington, County of New Castle, Delaware 19801, and the registered agent of the Company and each Series at that location is Vcorp Services, LLC.

2.7       Certificate of Formation. The Certificate of Formation has been filed with the Secretary of State of the State of Delaware, such filing being hereby confirmed, ratified, and approved in all respects. The Manager shall use reasonable efforts to cause to be filed such other certificates or documents that it determines to be necessary or appropriate for the formation, continuation, qualification and operation of a series limited liability company in the State of Delaware or any other state in which the Company or any Series may elect to do business or own Property. To the extent that the Manager determines such action to be necessary or appropriate, the Manager shall file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a series limited liability company under the laws of the State of Delaware or of any other state in which the Company or any Series may elect to do business or own Property. The Company shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to any Member.

2.8       Establishment of Series. The Manager may, at any time and from time to time, cause the Company to establish one or more series (each, a “Series Offering”) as such term is used under the Act (each a “Series”). Each Series Offering shall be made in writing (“Series Supplement”) and relate solely to the Series established thereby and shall not be construed: (i) to affect the terms and conditions of any other Series, or (ii) to designate, fix, or determine the rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities, and obligations in respect of Membership Interests associated with any other Series, or the Members associated therewith. Each Series so established shall have the terms, rights, fees, and conditions as set forth in the Series Supplement describing the terms applicable to a specific Series, which may amend or alter any provisions of this Agreement with respect to such Series’ Membership Interests governed by such Series Offering. The terms and conditions for each Series established pursuant to this Section shall be as set forth in this Agreement, the Offering Circular, and the Series Supplement for the Series. When referencing the Company in this Agreement, such reference generally includes Series unless the context otherwise states so.

(a)       Series Operations. Each Series shall operate to the extent practicable as if it were a separate limited liability company, and intends to acquire, manage, value-add, develop, construct, lease, and/or sell real Properties located throughout the United States with primary focus in New Jersey and Maryland

(b)       Ownership of Series Property. Title to any Series Property, whether real, personal, or mixed, and whether tangible or intangible, shall be deemed to be held and owned by the relevant Series to which such asset was contributed or by which such asset was acquired, and none of the Company, any Member, or other Series, individually or collectively, shall have any ownership interest in such Series Property or any portion thereof. Each Member of a Series irrevocably waives any right that it may have to maintain an action for partition with respect to its interest in the Company, any Series, or any Series Property.

(c)       Title of Series Property. Title to any or all of the Series Property may be held in the name of the relevant Series or one or more nominees, as the Manager may determine. All Series Property shall be recorded by the Manager as the property of the applicable Series in the books and records maintained for such Series, irrespective of the name in which record title to such Series Property is held. Any corporation, brokerage firm, or transfer agent called upon to transfer any Series Property to or from the name of any Series shall be entitled to rely upon instructions or assignments signed or purporting to be signed by the Manager or its agents without inquiry as to the authority of the Person signing or purporting to sign such instruction or assignment or as to the validity of any transfer to or from the name of such Series.

ARTICLE 3: MEMBERSHIP

3.1       Identification.

(a)       Members. The Manager will be the Member of the Company. The Manager may choose to invest capital into the Company. Nothing contained herein shall be deemed to prohibit the Manager from increasing its interest in the Company on the same basis as any other person. The Manager shall issue Membership Interests in one or more Series with each such Series established to make separate investments of Properties subject to the business plan set forth in the Offering Circular and Series Supplement.

A Person shall be admitted as a Member as the result of a Series Offering upon agreeing to be bound by the terms of this Agreement as amended as of the date of the proposed admission, the Offering Circular, the Series Supplement, and has delivered to the Manager a completed Subscription Agreement, along with payment in the amount of such investment, all of which have been accepted by the Manager. The Manager may withhold approval of the admission of any Person for any or no reason.

(b)       Additional and Substitute Members. The Company may admit additional or substitute Members with the sole approval of the Manager. Except as set forth herein, the Manager may withhold approval of the admission of any Person for any or no reason.

The Manager may withhold its consent to the admission of any Person as a Member for any reason, including when it determines in its reasonable discretion that such admission could: (i) result in there being 2,000 or more beneficial owners (as such term is used under the Exchange Act) or 500 or more beneficial owners that are not accredited investors (as defined under the Securities Act) of any Series, as specified in Section 12(g)(1)(A)(ii) of the Exchange Act, (ii) cause such Persons holding to be in excess of the Aggregate Ownership Limit, (iii) in any trailing 12-month period, cause the Persons’ investment in all Membership Interests (of all Series in the aggregate) to exceed such limitations disqualifying them as a Qualified Purchaser, (iv) could adversely affect the Company or a Series or subject the Company, a Series, the Manager or any of their respective Affiliates to any additional regulatory or governmental requirements or cause the Company to be disqualified as a limited liability company, or subject the Company, any Series, the Manager or any of their respective Affiliates to any tax to which it would not otherwise be subject, (v) cause the Company to be required to register as an investment company under the Investment Company Act, (vi) cause the Manager or any of its Affiliates being required to register under the Investment Advisers Act, (vii) cause the assets of the Company or any Series to be treated as plan assets as defined in Section 3(42) of ERISA, or (viii) result in a loss of (a) partnership status by the Company for US federal income tax purposes or the termination of the Company for US federal income tax purposes or (b) corporation taxable as an association status for US federal income tax purposes of any Series or termination of any Series for US federal income tax purposes. A Person may become a record holder without the consent or approval of any of the Members. A Person may not become a Member without acquiring an Interest.

The Manager will not permit any person to become a Member of a Series until such person has agreed to be bound by all the provisions of this Agreement, as amended as of the date of the proposed admission, including any addendums, the terms of the Offering Circular, and has delivered to the Manager a completed Subscription Agreement, along with payment in the amount of such investment, all of which have been accepted by the Manager

(c)       Rights of Additional or Substitute Members. A Person admitted as an additional or substitute Member has all the rights and powers, and is subject to all the restrictions and obligations, of a Member under this Agreement and the Act.

3.2       Withdrawal. Members may not withdraw or redeem their Membership Interests in a Series until the dissolution of such Series and/or the Company, or as otherwise permitted in this Agreement (including any addendums) and/or the Series Supplement. Members who wish to withdraw before the Dissolution of a Series Offering will be subject to a penalty of Three percent (3%) of the Member’s withdrawal proceeds.

3.3       Restrictions on Transfer.

(a)       Restrictions on Transfer. A Member may Transfer its Membership Interest in a Series only in compliance with this Article 3. Restrictions have been placed upon the ability of all Members to resell or otherwise dispose of any Membership Interest obtained or acquired hereunder, including, without limitation, the following:

(1)       The Membership Interests have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“Securities Act”), in reliance upon the exemptions provided for under Section 4(A)(2) and Regulation D thereunder.

(2)       There is no public market for the Membership Interests and none is expected to develop in the future. Even if a potential buyer could be found, Membership Interests may not be resold or transferred without satisfying certain conditions designed to comply with applicable tax and securities laws, including, without limitation, provisions of the Securities Act, Rule 144 thereunder, and the requirement that certain legal opinions be provided to the Manager with respect to such matters. A transferee must meet the same investor qualifications as the Members admitted during the Series Offering. Any potential buyer must be capable of bearing the economic risks of this investment, with the understanding that Membership Interests may not be liquidated by resale or redemption, and should expect to hold their Membership Interests as a long-term investment.

(3)       A legend will be placed upon all instruments evidencing ownership of Membership Interests in each Series, stating that the Membership Interests have not been registered under the Securities Act, as amended, and set forth the foregoing limitations on resale. Notations regarding these limitations shall be made in the appropriate records of each Series with respect to all Membership Interests offered hereby. Any Member who transfers, upon the Manager’s consent, any Membership Interests to another Person shall, subject to the sole and absolute discretion of the Manager, pay the Manager a transfer fee of at least Five Hundred Dollars ($500) to cover administrative costs related thereto. If a Member transfers Membership Interests to more than one person, except transferees who will hold title together, the transfer to each person will be considered a separate transfer.

(b)       Null and Void. An attempted Transfer of all or a portion of a Membership Interest that is not in compliance with this Article will be null and void. No Membership Interest may be transferred if, in the judgment of the Manager, a transfer would jeopardize the availability of exemptions from the registration requirements of federal securities laws, jeopardize the tax status of the Company as a series limited liability company, or cause a termination of the Company for federal income tax purposes.

(c)       Permitted Transfers. A Member may, at any time, Transfer Membership Interests to a Permitted Transferee if, as of the date the Transfer takes effect, the Company is reasonably satisfied that all of the following conditions are met:

(1)       the conditions listed above have been met;

(2)       the Transferee is a Person with the same qualifications as the original Member;

(3)       the Transfer, alone or in combination with other Transfers, will not result in the Company’s termination for federal income tax purposes;

(4)       the Transfer is the subject of an effective registration under, or exempt from the registration requirements of, applicable state and federal securities laws;

(5)       the Company receives from the Transferee the information and agreements reasonably required to permit it to file federal and state income tax returns and reports; and

(6)       the Manager receives payment from the Transferee of a transfer fee of Five Hundred Dollars ($500) for each Transferee.

(d)       Transferor’s Membership Status. If a Member Transfers less than all of its Membership Interest in a Series, the Member’s rights with respect to the transferred portion of the Membership Interest, including the right to vote or otherwise participate in the Company’s governance and the right to receive Distributions, will terminate as of the effective date of the Transfer. However, the Member will remain liable for any obligation with respect to the transferred portion that existed prior to the effective date of the Transfer, including (without limitation) any costs or damages resulting from the Member’s breach of this Agreement. If the Member Transfers all of his, her, or its Membership Interest, the Transfer will constitute an event of Dissociation.

(e)       Transferee’s Status.

(1)       Admission as a Member. A Member who Transfers one or more Membership Interests in a Series has no power to confer on the Transferee the status of a Member. A Transferee may be admitted as a Member only in accordance with the provisions of this Article. A Transferee who wishes to become a Member must submit an application in writing to the Company and provide evidence, as requested by the Company, of compliance with all conditions to admission, as set forth above. Prior to admission, each proposed member must execute and deliver a counterpart of this Agreement, as amended to date, or a separate written agreement to be bound hereby. The Company shall not, without cause, refuse the application for membership of a Transferee who has complied with all the provisions of this Agreement.

(2)       Rights of Non-Member Transferee. A Transferee who is not admitted as a Member in accordance with the provisions of this Article: (i) has no right to vote or otherwise participate in the Company’s or any Series’ governance; (ii) is not entitled to receive information concerning the Company’s or any Series’ affairs or inspect the Company or any Series’ books and records; (iii) with respect to the transferred Membership Interests, is entitled to receive the Distributions to which the Member would have been entitled had the Transfer not occurred; and (iv) is subject to the restrictions imposed by this Article to the same extent as a Member. Any provision of the Agreement permitting or requiring the Members to take action by vote or written approval of a specified percentage of the Membership Interests shall be deemed to mean only Membership Interests then-owned by Members.

(f)       The Company, or its appointee, shall keep or cause to be kept on behalf of the Company and each Series a register that will set forth the Members of each of the Membership Interests and information regarding the Transfer of each of the Membership Interests. The Manager is hereby initially appointed as registrar and transfer agent of the Membership Interests, provided that the Manager may appoint such third-party registrar and transfer agent as it determines appropriate in its sole discretion, for the purpose of registering Membership Interests and Transfers of such Membership Interests as herein provided, including as set forth in any Series Offering.

3.4       Expulsion of a Member. The Company may expel a Member for cause if the Member has materially breached or is unable to perform the Member’s material obligations under this Agreement. A Member’s expulsion from the Series will be effective upon the Member’s receipt of written notice of the expulsion by the Series. If a Member is expelled, that Member forfeits any and all rights to any accrued distribution during the interim quarter, whether or not the withdrawal is partial or total.

3.5       Return of Capital. The Manager may, at its sole and absolute discretion, cause a Series to repurchase Membership Interests from Members as a part of a plan to reduce the outstanding capital of the Series. Any such return of capital would not be considered a Distribution and would not be included in the determination of such Member’s return on investment. However, any such return of capital would reduce the Member’s Membership Interest in the Series. Thus, if the Manager elects to return all of a Member’s capital, the Member shall no longer be a Member in the Series and/or the Company, and the Member would be considered to have withdrawn or to have elected redemption from the Series and/or the Company.

3.6       Upon Dissociation. Dissociation from the Company and or a Series occurs upon a Member’s expulsion, Transfer, or redemption of all of the Member’s Membership Interests (an “Event of Dissociation”). Upon the occurrence of an Event of Dissociation: (1) the Member’s right to participate in the governance, receive information concerning the Company’s and Series’ affairs, and inspect the Company’s and Series’ books and records will terminate; and (2) unless the Dissociation resulted from the Transfer of the Member’s Membership Interests, the Member will be entitled to receive the Distributions to which the Member would have been entitled to as of the effective date of the Dissociation, had the Dissociation not occurred until the Member has fully redeemed its Membership Interests in accordance with the terms herein. The Member will remain liable for any obligation to the Series and/or Company that existed prior to the effective date of the Dissociation, including any costs or damages resulting from the Member’s breach of this Agreement. Under most circumstances, the Member will have no right to any return of its capital prior to the termination of the Series and/or the Company, unless the Manager elects to return capital to a Member. The effect of such Dissociation on the remaining Members will be an increase of their percentage share of the remaining assets of the Series and/or the Company, and thus their proportionate share of future earnings, losses, and Distributions. The reduction in the outstanding Membership Interests will also increase the relative voting power of remaining Members of the Series.

3.7       Verification of Membership Interest. Within Thirty (30) days after receipt of a Member’s written request, the Manager will provide such Member with a statement evidencing its Membership Interest in the relevant Series.

3.8       Manner of Action by Members.

(a)       General Voting Rights. Unless otherwise provided in this Agreement, addendum, or any Series Supplement, (i) each Member shall be entitled to vote on matters submitted for the consent or approval of Members generally, (ii) all Members (regardless of Series) shall vote together as a single class on all matters as to which all Members are entitled to vote, and (iii) only Members of a particular Series shall be entitled to vote for matters submitted for the consent or approval of the Members of such Series.

(b)       Meetings. The Company shall not be required to hold an annual meeting of the Members. The Manager may, whenever it thinks fit, convene meetings of the Company or any Series. The non-receipt by any Member of a notice convening a meeting shall not invalidate the proceedings at that meeting.

(1)       Voting Rights. Subject to the provisions of any Membership Interests of any Series then outstanding, the Members shall be entitled to vote only on those matters provided for under the terms of this Agreement.

(2)       Proxy Voting. A Member may act at a meeting of Series Members through a Person authorized by signed proxy.

(3)       Quorum. Members whose aggregate holdings exceed a Majority of the outstanding Membership Interest of the Series will constitute a quorum at a meeting of Members. No action may be taken in the absence of a quorum.

(4)       Required Vote. Except with respect to matters for which a greater minimum vote is required by the Act or this Agreement, the vote of Members present whose aggregate holdings exceed a Majority of the outstanding Series Membership Interests will constitute the act of the Members at a meeting of Members.

(c)       Written Consent. The Members may act without a meeting by written consent describing the action and signed by Members whose aggregate holdings of the Series Membership Interest equal or exceed the minimum that would be necessary to take the action at a meeting at which all Members were present.

3.9       Limitation on Individual Authority. A Member who is not also the Manager has no authority to bind the Company or any Series. A Member whose unauthorized act obligates the Company or any Series to a third party will indemnify the Company and/or the Series for any costs or damages the Company or any Series incurs as a result of the unauthorized act.

3.10       Negation of Fiduciary Duties. A Member who is not also the Manager owes no fiduciary duties to the Company or any Series, or to the other Members, solely by reason of being a Member.

ARTICLE 4: FINANCE

4.1       Contributions.

(a)       The Manager shall issue Membership Interests in one or more Series with each such Series. Capital Contributions shall be payable in one installment and shall be paid prior to or by the date of the proposed acceptance by the Manager of a Person’s admission as a Member to the Series (or a Member’s application to acquire additional Membership Interests in a Series), as set forth in the applicable Subscription Agreement.

(b)       Additional Contributions. The Manager may determine that additional capital Contributions (“Additional Contributions”) are needed to enable a Series to meet its operating expenses. In such event, the Manager shall provide each Member of the Series with written notice of such option to make Additional Contributions (the “Additional Contributions Notice”). The Additional Contributions Notice shall set forth (i) the total amount of Additional Contributions required, (ii) the reason Additional Contributions are required; and (iii) the date of when the Additional Contributions must be contributed, which shall be no sooner than Thirty (30) days from the date of the Additional Contribution Notice (the “Contribution Due Date”). The Manager may obtain additional capital by accepting Additional Capital Contributions from any Member or other Persons, and is hereby authorized to cause the Company and/or Series to issue additional Membership Interests (as set forth in Section 4.1(a) above). The Membership Interests of the Series Members shall be adjusted to reflect the issuance of such additional Membership Interests. Notwithstanding the foregoing, no Member shall be required to make additional capital Contributions.

(d)      Contributions Not Interest Bearing. A Member is not entitled to interest or other compensation with respect to any cash or property the Member contributes to the Company or Series.

4.2       Allocation of Profit and Loss; Regulatory Allocations. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Company or any other Series thereof. References to the “Company” in this section generally includes the applicable Series, and references to a “Member” generally includes the applicable Series Member, unless the context otherwise states so.

(a)       Allocation of Profit and Loss. Except as otherwise provided in this Agreement, for each Taxable Year (or portion thereof), Profit and Loss (and, to the extent necessary, individual items of income, gain, loss or deduction) of the Company and/or Series shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Sections 4.2(b)(iii) and 4.2(b)(iv) the Capital Account Balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (i) the Distributions that would be made to such Member pursuant to Sections 4.4 and 7.2(b) if the Company and/or Series were dissolved, its affairs wound up and its assets sold for cash equal to their book value, all Company and/or Series liabilities were satisfied, and the net assets of the Company and/or Series were distributed, in accordance with Sections 4.4 and 7.2(b), to the Members immediately after making such allocations, minus (ii) such Member’s share of Member Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, minus (iii) in the case of the Manager, any obligation of the Manager to make a capital contribution to the Company and/or Series if the Company or Series were liquidated at such time. Notwithstanding the foregoing, the Manager may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement taking into account such facts and circumstances as the Manager deems reasonably necessary for this purpose.

(b)	Regulatory Allocations. Notwithstanding the provisions of Section 4.2(a) above:

i.       Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain (determined according to Treasury Regulation Section 1.704-2(d)(1)) during any Taxable Year, each Member shall be specially allocated Profit for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

ii.       Member Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Taxable Year, each Member with a share of such Member Nonrecourse Debt Minimum Gain (determined according to Treasury Regulation Section 1.704-2(i)(5)) shall be specially allocated Profit for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j). This Section 4.2(b)(ii) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

iii.       Nonrecourse Deductions. Nonrecourse Deductions for any Taxable Year shall be allocated to the Members in accordance with their respective Membership Interests.

iv.       Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Taxable Year shall be allocated to the Member or Members that bear the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in the manner required by Treasury Regulation Section 1.704-2(i).

v.       Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704- 1(b)(2)(ii)(d)(4), (5) or (6), Profit shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in its Capital Account created by such adjustments, allocations, or distributions as quickly as possible. This Section 4.2(b)(v) is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

4.3       Tax Allocations. For federal income tax purposes, unless the Code otherwise requires, each item of Company or Series’ income, gain, loss, or deduction will be allocated to the Members in proportion to their allocations of the Company or Series’ Profit or Loss.

4.4       Distributions. There are two general categories of income derived from a Series: (1) Periodic Cash Flow; and (2) Capital Transaction Proceeds. In the event of uncertainty or ambiguity as to whether a source of income is categorized as Periodic Cash Flow or Capital Transaction Proceeds, the Manager shall have the sole and absolute discretion to determine such category. The manner in which income is distributed from a Series will depend on the source of income, as further detailed below.

(a)       Periodic Cashflow. For each Series, Periodic Cash shall be distributed to such Series Members on a quarterly basis in the following manner:

(1)       First, to pay for Series’ expenses and costs such as property acquisition cost, offering expenses and acquisition expenses, and to pay for Series’ fees (including, without limitation, payment of outstanding debt (if any), administrative costs, legal expenses, accounting fees) and any allocation of capital expenditure reserve (“Capital Expenditure Reserve”). (as applicable) for the Series;

(2)       Second, to pay the Asset Management Fee (“Asset Management Fee”) to the Manager; and

(3)       Thereafter, Eighty Percent (80%) of any Excess Distributable Cash shall be distributed to the Series’ Members on a pro-rata basis (based on the total aggregate amount of Membership Interests in the Series) and Twenty Percent (20%) of any Excess Distributable Cash shall be distributed to the Series’ Manager.

(b)       Capital Transaction Proceeds. Upon the sale, disposition, and/or refinance of a Property, Capital Transaction Proceeds shall be distributed to the Series’ Members in the following manner:

(1)       First, to pay for the Series’ expenses, costs and fees (including, without limitation, payment of outstanding debt (if any), administrative costs, legal expenses accounting fees) and any allocation of Capital Expenditure Reserve (as applicable) for the Series;

(2)       Second, to pay the Asset Management Fee to the Manager;

(3)       Third, to return any unreturned Contributions until the Member’s Contributions to the Series has been fully repaid; and

(3) Thereafter, One Hundred Percent (100%) of any excess distributable cash shall be distributed to the Series’ Members on a pro-rata basis (based on the total aggregate amount of Membership Interests in the Series).

(c)       All excess cash will be distributed to Members in accordance with the sequence split as noted above, and shall be prorated as applicable for the amount of time that a Member was a member of such Series during such applicable accounting period. Excess distributable cash is not cumulative nor guaranteed.

(d)       By the end of the Series’ fiscal year, the Manager will make every effort to have distributed to each Member the amount of Profit or Loss that will be allocated to that Member on the applicable tax documents required for tax reporting as required by applicable law. However, the amount of income reported to each Member on its tax documentation may differ somewhat from the actual cash distributions made during the fiscal year covered by the tax documentation, due to, among other things, the valuation allowance and factors unique to the tax accounting of limited liability companies, such as the treatment of investment expense.

4.5       Capital Accounts.

(a)       General Maintenance. Each Series will establish and maintain a Capital Account for a Member upon admission to the Series, in which the amount paid by such Member for purchase of Membership Interests will be credited with that amount to the Capital Account. A Member’s Capital Account Balance will be:

(1)       increased by: (i) the amount of any money the Member contributes to Series’ capital to purchase additional Membership Interests; and (ii) the Member’s share of the Series’ Profits and any separately stated items of income or gain; and

(2)       decreased by: (i) the amount of any money the Series distributes to the Member; (ii) the Member’s share of the Series’ Losses and any separately stated items of deduction or loss; and (iii) the amount of any withdrawals or redemption made by such Member in accordance with the redemption plan.

(b)       Transfer of Capital Account. A Transferee of Membership Interests succeeds to the portion of the transferor’s Capital Account that corresponds to the portion of the Membership Interest that is the subject of the Transfer. The Company, Manager, or its appointee, shall keep or cause to be kept on behalf of the Company and each Series a register that will set forth the Members of each of the Membership Interests and information regarding the Transfer of each of the Membership Interests.

(c)       Compliance with Code. The requirements of this Article are intended, and will be construed, to ensure that the allocations of the Series’ income, gain, losses, deductions, and credits have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code.

ARTICLE 5: MANAGEMENT

5.1       Representative Management. The Company and each Series will be managed by one Manager. By execution of this Agreement, and without prejudice to the right of the Members to remove the Manager as set forth below, the Initial Member and each Person hereafter admitted as a Member other than Transferees, shall be deemed to have elected such Manager. The initial Manager of the Company and each Series shall be Forte Partners Global Inc., a Massachusetts corporation.

5.2       Time Devoted to Business. The Manager will devote to Company and Series activities the amount of time reasonably necessary to discharge the Manager’s responsibilities.

5.3       Powers and Authority.

(a)       General Scope. Except for matters on which the Members’ approval is required by the Act or this Agreement, the Manager has full power, authority, and discretion to manage and direct the Company’s and each Series’ business, affairs, and Properties, do, all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company and each Series including the specific powers referred to in paragraph (b), below. The Manager may delegate to any Persons any of the powers and authority vested in it hereunder and may engage such Persons to provide administrative, compliance, technological, accounting, and other services to the Company, on such terms and conditions as it may consider appropriate.

(b)	Specific Powers.

(1)       The Manager is authorized, on the Company’s and each Series’ behalf, to make all decisions as to (i) the development, sale, lease, or other disposition of Company and Series assets; (ii) the origination and purchase of loans or any other assets of all kinds; (iii) the acquisition, purchase, leasing, and/or sale of Properties or any other assets of all kinds; (iv) the management of all, or any part, of the Company’s and each Series’ assets and business; (v) the borrowing of money and the granting of security interests in the Company’s and each Series’ assets (including loans from Members) as, and only if, provided for in the Offering Circular; (vi) the prepayment, refinancing, or extension of any mortgage affecting the Company’s and each Series’ assets; (vii) the compromise or release of any of the Company’s and each Series’ claims or debts; (viii) the employment of Persons for the operation and management of the Company’s and each Series’ business; (ix) wind up and dissolve the Company or a Series in accordance with Article 7 below and/or cause the Company to merge into a new Affiliate Entity for the purposes of offering Membership Interests under a Regulation A as set forth under the Securities Act, as amended, and (x) all elections available to the Company and each Series under any federal or state tax law or regulation.

(2)       The Manager, on behalf of the Company and each Series, may execute and deliver (i) all contracts, conveyances, assignments, leases, subleases, franchise agreements, licensing agreements, management contracts, and maintenance contracts covering or affecting the assets of the Company and each Series; (ii) all checks, drafts, and other orders for the payment of Company and Series funds; (iii) all loan documents including, without limitation, promissory notes, mortgages, deeds of trust, security agreements, and other similar documents; (iv) all articles, certificates, and reports pertaining to the Company’s and each Series’ organization, qualification, and dissolution; (v) all tax returns and reports; and (vi) all other instruments of any kind or character relating to the Company and each Series’ affairs. No Member, by virtue of its status as such, shall have any management power over the business and affairs of the Company or any Series or actual or apparent authority to enter into, execute or deliver contracts on behalf of, or to otherwise bind, the Company or any Series.

(3)       The Manager, on behalf of the Company and each Series, shall have the authority to issue additional classes of Membership Interests for any Company or Series purpose at any time and from time to time to such Persons for such consideration or for no consideration and on such terms and conditions as the Manager shall determine, all without the approval of the Members. Each Membership Interest shall have the rights and be governed by the provisions set forth in this Agreement (including any Series Offering and/or Series Supplement).

(c)       Determinations by the Manager. In furtherance of the authority granted to the Manager pursuant to Sections 5.3(a) and (b) above, the determination as to matters made in good faith by or pursuant to the direction of the Manager consistent with this Agreement, shall be final and conclusive and shall be binding upon the Company and each Series and every holder of Membership Interests, which matter include but are not limited to:

i.       the amount of excess distributable cash of any Series for any period and the amount of assets at any time legally available for the payment of distributions on Membership Interests of any Series;

ii.      the fair value, or any sale, bid, or price to be applied in determining the fair value, of any asset owned or held by any Series or of any Membership Interests;

iii.     any matter relating to the acquisition, holding, and disposition of any assets by any Series;

iv.     the adoption, amendment, and repeal of the Allocation Policy;

v.      the evaluation of any competing interests among the Series and the resolution of any conflicts of interests among the Series;

vi.     any other matter relating to the business and affairs of the Company or any Series or required or permitted by applicable law, this Agreement or otherwise to be determined by the Manager; and

vii.    the determination of the Net Asset Value of Membership Interests, which shall be made in accordance with the Offering Circular and relevant Series Supplement.

5.4       Required Member Approval. Except as specifically provided herein, without the approval of the Members holding a Majority of the issued and outstanding Membership Interests, the Manager may not take any action with respect to (a) the Company’s merger with, or conversion into, another Entity unless such Entity is an Affiliate of the Company or the Manager, or (b) a transaction not expressly permitted by this Agreement, Offering Circular, and Series Supplement, involving a conflict of interest between the Manager and the Company.

5.5       Duties of Manager.

(a)       Fiduciary Duty. The Manager shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company and each Series, whether or not in the Manager’s possession or control. Except as expressly permitted herein or by subsequent approval of the Members, the Manager shall not employ or permit another to employ Company and Series funds or assets in any manner, except for the exclusive benefit of the Company or the Series.

(b)      Standard of Care.

(1)       Exculpation. The Manager will not be liable to the Company, any Series, or any Member for an act or omission done in good faith to promote the Company or each Series’ best interests, unless the act or omission constitutes gross negligence, fraud, bad faith, intentional misconduct, or a knowing violation of law.

(2)      Justifiable Reliance. The Manager may rely on the Company and each Series’ records maintained in good faith, and on information, opinions, reports, or statements received from any Person pertaining to matters the Manager reasonably believes to be within the Person’s expertise or competence.

(c)       Competing Activities. The Manager may participate in any business or activity without accounting to the Company, Series, or the Members. Each Member waives the benefit of the corporate opportunity doctrine on its own behalf, and on behalf of the Company and each Series, and agrees that the Manager may deal in other real estate transactions for its own account and/or for the accounts of others, without any requirement to account to the Company or Series for such dealings.

(d)       Self-Dealing. In addition to the transactions expressly permitted by this Agreement, the Manager may enter into business transactions with the Company or Series, if the terms of the transaction are no less favorable to the Company or Series than those of a similar transaction with an independent third party.

(e)       Specific Transactions. Without limiting the generality of the foregoing, it is hereby acknowledged and agreed that the Manager shall be permitted to bargain for, and accept transactions in connection with the business of the Company and each Series, subject to the terms of any other agreement among the Members.

5.6       Indemnification of Manager. Except as limited by law, the Company and/or the Series shall indemnify the Manager for all expenses (including, without limitation, legal fees and costs), losses, liabilities, and damages the Manager actually and reasonably incurs in connection with the defense or settlement of any action arising out of, or relating to, the conduct of the Company and/or the Series activities, except an action with respect to which the Manager is adjudged to be liable for fraud, bad faith, willful misconduct, and/or breach of a fiduciary duty owed to the Company and/or the Series, or the Members, under the Act or this Agreement. Therefore, Members may have a more limited right of action than they would have, absent these provisions in the Agreement. The Company and/or the Series shall advance the costs and expenses of defending actions against the Manager arising out of, or relating to, the management of the Company and/or the Series, provided that it first receives the written undertaking of the Manager to reimburse the Company and/or the Series, if ultimately found not to be entitled to indemnification. A successful indemnification of the Manager, or any litigation that may arise in connection with the Manager’s indemnification, could deplete the assets of the Company and/or a Series. Members who believe the Manager has engaged in conduct resulting in fraud, willful misconduct, bad faith, or breach of the Manager’s fiduciary duty, should consult with their own legal counsel.

5.7       Compensation to Manager and Affiliates. The Company or the Series will compensate the Manager and/or Affiliates as follows, for services rendered to or on behalf of the Company and each Series, which fees may be waived, deferred, or assigned:

(a)       Asset Management Fee. The Manager shall earn an Asset Management Fee equal to an annualized rate of Two Percent (2%) of Series’ NAV. The Asset Management Fee shall be paid either quarterly or monthly depending on the specific Series. Any leverage that is utilized in the Series to acquire Property or otherwise shall not be included in calculating the Asset Management Fee for the Series.

(b)       Series Property Management Fee. It is currently anticipated that the Manager will be the property manager. Manager shall be entitled to receive a monthly property management fee for managing a Series’ Property (“Property Management Fee”). The Property Management Fee shall generally equal to an annualized rate of Five Percent (5%) to Seven Percent (7%) of the monthly gross rents received from the Series Property and calculated as an expense within each Series. The Property Management Fee will be determined based on prevailing market rates and will be negotiated with a local property manager on a case-by-case and arms’ length basis. Notwithstanding the foregoing, the Manager may appoint a third party or an Affiliate to act as property manager, at the Manager’s discretion. In certain circumstances the nature of the property management needs may be different from one Series Property to another, such as a Series property being operated a short-term rental, and in these cases the Property Management Fee will be set at a rate that is negotiated with a third-party property manager, which generally ranges anywhere from Twenty Percent (20%) to Forty Percent (40%) of the monthly gross rents received. The actual amount of Property Management Fee for each Series cannot be determined at this time, as these fees are dependent upon the location and value of each Series Property.

(c)       Real Estate Disposition Fee. The Manager may retain the services of an Affiliate or a third-party real estate broker to sell a Property, and such Affiliate or third-party real estate broker shall receive fees at rates customarily charged for similar services by companies engaged in the same or substantially similar activities in the relevant geographical area. Each Series will be charged a “Property Disposition Fee” that will cover Property sale expenses such as brokerage commissions, and title, escrow and closing costs. Such Property Disposition Fees are currently anticipated to range between Six Percent (6%) and Seven Percent (7%) of the sale price and shall be considered an expense of the Series. Additionally, the Manager shall receive Two Percent (2%) of the net proceeds received from sale of a Property. The actual amount of real estate commissions cannot be determined at this time, as these commissions are dependent upon the location and value of each Series Property.

(d)       Operating Expenses. The Manager shall be entitled to reimbursement by each Series (but only to the extent the Series’ assets are sufficient thereof) for reasonable and necessary out-of- pocket expenses incurred in connection with the operation of the Series and Series activity (the “Operating Expenses”). Each Series shall be responsible for its Operating Expenses as allocated to it in accordance with the Allocation Policy and as determined by the Manager in its reasonable discretion. Operating Expenses are such costs and expenses incurred in connection with the operation and management of the Series Property, including but not limited to HOA fees, Property security and maintenance, insurance, interest expenses (as applicable) banking and transactional fees, legal expenses arising from Property operations, and any similar expenses that may be determined to be Operating Expenses, as determined by the Manager in its reasonable discretion. If Operating Expenses exceed the amount of revenue generated from a Series Property and cannot be covered by any Capital Expenditure Reserves on the balance sheet of such Series Property, the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the applicable Series, on which the Manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by the Series Property, and/or (c) cause additional Membership Interests to be issued in the Series in order to cover such additional amounts.

(e)       Offering Expenses and Acquisition Expenses. Each Series will be responsible for certain fees, costs and expenses incurred in connection with the offer and sale of Membership Interests associated with the particular Series (the “Offering Expenses”). Each Series will reimburse the Manager for Offering Expenses actually incurred by the Manager on behalf of a Series in accordance with the Allocation Policy and as determined by the Manager in its reasonable discretion (and excludes ongoing costs described in Operating Expenses). In general, these costs include legal, accounting, banking, underwriting, filing, and compliance costs, as applicable, related to a Series Offering. The Manager will be responsible for all offering expenses on behalf of each Series and will be reimbursed by the Series through the proceeds of the Series Offering for offering expenses actually incurred. Each Series will be responsible for fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, and acquisition of the Series Property incurred prior to the Series’ Closing, including real estate commissions, appraisal fees, research fees, transfer taxes, third party industry and due diligence experts, bank fees, and interest, as applicable (the “Acquisition Expenses”). Each Series will reimburse the Manager for Acquisition Expenses actually incurred by the Manager on behalf of a Series in accordance with the Allocation Policy and as determined by the Manager in its reasonable discretion. The Acquisition Expenses will be payable from the proceeds of each Series Offering and each Series shall reimburse the Manager for any such Acquisition Expenses advanced by the Manager.

(f)       The definition of Manager’s Fees includes all of the fees described in “Compensation to Manager and Affiliates.”

(g)       The Manager may, but has no obligation to, defer, waive, or assign all or a portion of the Manager’s Fees to the Company or a Series. In such event, the Manager will be entitled to recover the deferred fees at a later time.

5.8       Tenure.

(a)       Term. The Manager will serve until the earlier of (1) the Manager’s resignation; (2) the Manager’s removal; (3) as to a Manager who is a natural person, the Manager’s death or adjudication of incompetency; and (4) as to a Manager that is an Entity, the Manager’s dissolution. In any such event, Members representing a Majority of the Membership Interest outstanding, shall promptly elect a successor as the Manager. However, if the then Manager desires to appoint an Affiliate as the new Manager, then such Affiliate may become the Manager, without Member approval.

(b)       Resignation. The Manager, at any time, may resign by written notice delivered to the Members at Thirty (30) days prior to the effective date of the resignation. Members may elect a replacement Manager with a Majority vote. However, if the then Manager desires to appoint an Affiliate as the new Manager, then such Affiliate may become the Manager, without Member approval.

(c)       Removal. The Members may remove the Manager if: (1) the Manager is convicted or found liable for an act of gross negligence or fraud, which materially lowers the net asset value of the Company and/or Series, or (2) the holders of at least a Majority of the outstanding Membership Interests vote in favor of such removal. A successor manager of the Company (and any Series) may only be elected by the Members provided that if the then current Manager appoints an Affiliate as the successor Manager then no vote or consent of the Members shall be required unless expressly mandated by applicable Delaware law.

ARTICLE 6: RECORDS AND ACCOUNTING

6.1	Maintenance of Records.

(a)       Required Records. The Manager shall keep or cause to be kept at the principal office of the Company or such other place as determined by the Manager appropriate books and records with respect to the business of the Company and each Series, including all books and records necessary to provide to the Members any information required to be provided pursuant to this Agreement or applicable law. Any books and records maintained by or on behalf of the Company or any Series in the regular course of its business, including the record of the Members, books of account and records of Company or Series proceedings, may be kept in such electronic form as may be determined by the Manager.

(b)       Member Access. A Member and the Member’s authorized representative shall have the right, upon reasonable demand for any purpose reasonably related to the Member’s Membership Interest as a member of the Company or Series (as reasonably determined by the Manager) to such information pertaining to the Company as a whole and to each Series in which such Member has Membership Interests, as provided in the Act; provided, that prior to such Member having the ability to access such information, the Manager shall be permitted to require such Member to enter into a confidentiality agreement in form and substance reasonably acceptable to the Manager. For the avoidance of doubt, a Member shall only have access to the information (including any Series Offering) referenced with respect to any Series in which such Member is a Member for that Series’ Membership Interests and not to any Series in which such Member does not have an interest, so long as it does not violate another Member’s right to privacy or confidentiality. The exercise of such rights will be at the requesting Member’s expense.

(c)       Confidentiality. No Member or Manager will disclose any information relating to the Company or any Series or its activities to any unauthorized person, or use any such information for his or her, or any other Person’s, personal gain.

6.2	Financial Accounting.

(a)       Accounting Method. The books of the Company and each Series shall be maintained, for tax and financial reporting purposes, on an accrual basis unless otherwise required by applicable law or other regulatory disclosure requirement. The Manager reserves the right to change such methods of accounting upon written notice to Members.

(d) Taxable Year. Unless otherwise provided in a Series Supplement, the fiscal year for tax and financial reporting purposes of each Series shall be a calendar year ending December 31 (unless otherwise required by the Code).

6.3	Reports.

(a)       Annual Reports. Annual reports for the Company, including a Series’ annual income tax return, will be provided to Members electronically through Forte Platform. Each Member will receive its respective tax documents as required by applicable law. The Manager may, at its sole and absolute discretion, designate any person or entity to outside provide tax and accounting advice to the Series, at any time and for any reason. Except as otherwise set forth in the applicable Series Supplement, within One Hundred and Twenty (120) calendar days after the end of the fiscal year, the Manager shall use its commercially reasonable efforts to circulate to each Member electronically by e-mail or made available via an online platform:

(i)       a financial statement of such Series prepared in accordance with U.S. GAAP, which includes a balance sheet, profit and loss statement and a cash flow statement; and

(ii)       confirmation of Membership Interests in each Series outstanding as of the end of the most recent fiscal year; provided, that notwithstanding the foregoing, if the Company or any Series is required to disclose financial information pursuant to the Securities Act, then compliance with such provisions shall be deemed compliance with this Section 6.3 and no further or earlier financial reports shall be required to be provided to the Members of the applicable Series with such reporting requirement.

(b)       Periodic Reports. The Company and each Series will complete and file any periodic reports required by the Act, or the law of any other jurisdiction in which the Company and/or Series is qualified to do business.

6.4	Tax Compliance.

(a)       Withholding. If the Company and/or a Series is required by law or regulation to withhold and pay over to a governmental agency any part, or all, of a Distribution or allocation of Profit to a Member:

(1)       the amount withheld will be considered a Distribution to the Member; and

(2)       if the withholding requirement pertains to a Distribution in kind, or an allocation of Profit, Company and/or a Series will pay the amount required to be withheld to the governmental agency, and promptly take such action as it considers necessary or appropriate to recover a like-amount from the Member, including offset against any Distributions to which the Member would otherwise be entitled.

6.5	Partnership Representative.

(a)       The Members hereby agree that: (i) the Manager (or an individual designated by the Manager) will be designated the initial “partnership representative” within the meaning of Section 6223(a) of the Code (“Partnership Representative”), and the Manager shall be authorized to take any actions necessary under Treasury Regulations, or other guidance, to cause such person to be designated as such; (ii) if an entity is designated as Partnership Representative, the Manager shall simultaneously designate an individual who will act for the entity Partnership Representative; (iii) the Partnership Representative may be removed and replaced at any time, by the Manager; (iv) the Company and/or Series and each Member agree that they shall be bound by the actions taken by the Partnership Representative, as described in Section 6223(b) of the Code; (v) the Members hereby consent to the election set forth in Section 6226(a) of the Code, and agree to take any action and furnish the Partnership Representative with any information necessary to give effect to such election, if the Manager decides to make such election; (vi) any imputed underpayment of tax imposed on the Company and/or Series pursuant to Section 6232 of the Code (and any related interest, penalties, or other additions to tax) that the Manager reasonably determines is attributable to one or more Members (including any former Member) in the Manager’s sole discretion; and (vii) the Partnership Representative will be considered indemnified, and the provisions of Section 5.6 shall apply to the Partnership Representative. The Partnership Representative shall be authorized to take any of the foregoing actions (or any similar actions) to the extent necessary, to allow the Company and/or Series to comply with the partnership audit provisions of the Bipartisan Budget Act of 2015.

(b)       Regarding the potential obligation of a former Member under this paragraph, the following shall apply: (i) each Member agrees that, notwithstanding any other provision in this Agreement, if it is no longer a Member, it shall nevertheless be obligated for any responsibilities under Section 6.5, as if it were a Member prior to withdrawal from the Company and/or Series and/or transfer of its interest; and (ii) as applicable, the Manager will not be required to consent to the transfer of interest of any Member, unless the transferee receiving such interest agrees that in the event the transferor of such interest does not fulfill its obligation under the preceding clause (i) within 20 business days following written demand by the Manager, such transferee shall be jointly and severally liable with such transferor for such obligation, and the Manager may thereafter treat the transferee as the relevant Member for purposes of this Subsection. The Partnership Representative will provide prompt written notification to each Member in the event of any audit of the Company and/or Series by the United States Internal Revenue Service, and provide all information reasonably requested by any Member regarding such audit and associated proceedings. The provisions of this Section 6.5 will not apply to any taxable year of the Company and/or Series for which the Company and/or Series has made a valid election out of Subchapter C of Chapter 63 of the Code, pursuant to Section 6221 of the Code.

ARTICLE 7: DISSOLUTION

7.1	Events of Dissolution.

(a)       The Company will continue until (a) dissolved herein, pursuant to Section 5.3(b) above, unless sooner dissolved or terminated under the Act, or as described herein; (b) the sale or other disposition of all, or substantially all, the assets of all the Series; (c) any event that makes the Company ineligible to conduct its activities as a series limited liability company under the Act; or (d) otherwise, by option of law.

(b)       A Series shall remain in existence until the earlier of the following: (i) dissolution of the Company, (ii) the Manager’s election begin the winding up an dissolution of such Series; (iii) the sale, exchange, or other disposition of substantially all of the assets of the Series, or (iv) the withdrawal or resignation of the Manager, unless a new manager is appointed pursuant to the terms in Section V herein.

7.2	Effect of Dissolution.

(a)       Appointment of Liquidator. Upon dissolution of the Company or termination of any Series, the Manager (unless unwilling or unable to serve as such) shall serve as liquidator, and as such will wind up and liquidate the Company (or a Series) in an orderly, prudent, and expeditious manner, in accordance with the following provisions of this Article. While serving as liquidator, the Manager shall have the same authority, powers, duties, and compensation as before dissolution, except that the liquidator shall not acquire any additional assets for the Company (or the Series), and shall use its best efforts to liquidate the Company’s (or Series’) existing assets as rapidly as is consistent with receiving the fair market value thereof. If the Manager is unwilling or unable to serve as liquidator, or has resigned or been removed, the Members shall elect another person, who may be a Member, to serve as liquidator.

(b)       Distributions Upon Dissolution. The Company or a Series will not cease to exist immediately upon the occurrence of an Event of Dissolution, but will continue until its affairs have been wound up. Upon dissolution of the Company (or a Series), the Manager will wind up the Company’s (or Series’) affairs by liquidating the Company’s (or Series’) assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties or by collecting loan payments under the terms of the loan(s), until a suitable sale can be arranged. All funds received by the Company (or Series) shall be applied to satisfy or provide for Company and/or Series debts and liabilities, and the balance, if any, shall be distributed to the relevant Members on a pro-rata basis.

(c)       Time for Liquidation. The Company or a Series will not immediately cease to exist upon the occurrence of an event causing its dissolution, but will continue until its affairs have been wound up. It is acknowledged and agreed that the assets of the Company (or a Series) are illiquid and will take time to sell. The liquidator shall liquidate the Company’s (or a Series’) assets as promptly as is consistent with obtaining the fair market value thereof, either by sale to third parties or by collecting loan payments under the terms of the loans. Due to high prevailing interest rates or other factors, the Company (or a Series) could suffer reduced earnings (or losses) if a substantial portion of its portfolio remains and must be liquidated quickly during the winding up period. Members who sell their Membership Interests prior to any such liquidation will not be exposed to this risk. Conversely, if prevailing interest rates have declined at a time when the portfolio must be liquidated, unanticipated profits could be realized by those Members who remained in the Company (or a Series) until its termination.

(d)       Final Accounting. The liquidator will make proper accountings, (1) to the end of the month in which the event of dissolution occurred, and (2) to the date on which the Company (or a Series) is finally and completely liquidated.

(e)       Duties and Authority of Liquidator. The liquidator will make adequate provision for the discharge of all of the Company’s (or a Series’) debts, obligations, and liabilities. The liquidator may sell, encumber, or retain for distribution in kind, any of the Company’s (or a Series’) assets. Any gain or loss recognized on the sale of assets will be allocated to the Members’ Capital Accounts, in accordance with the provisions of Article 4. With respect to any asset the liquidator determines to retain for distribution in kind, the liquidator will allocate to the Members’ Capital Accounts the amount of gain or loss that would have been recognized, had the asset been sold at its fair market value.

(f)       Final Distribution. The liquidator will distribute any assets remaining after the discharge or accommodation of the Company’s (or a Series’) debts, obligations, and liabilities to the Members, in proportion to their Capital Accounts. The liquidator many distribute any assets distributable in kind to the Members in undivided interests, as tenants in common. A Member whose Capital Account is negative will have no liability to the Company (or a Series), creditors, or any other Member, with respect to the negative balance.

(g)       Required Filings. The liquidator will file with the appropriate Secretary of State such statements, certificates, and other instruments, and take such other actions, as are reasonably necessary or appropriate, to effectuate and confirm the cessation of the Company’s (or a Series’) existence.

ARTICLE 8: GENERAL PROVISIONS

8.1       Amendments. The Manager shall have the power, without the consent, vote, or approval of the Members to amend this Agreement except as set forth in Section 8.1(a) below. The Manager shall provide written notice to the Members of such amendments or similar actions in the next regular communication to the Members.

(a)       Notwithstanding Section 8.1, the Manager shall not, without the approval, written consent, or vote of a Majority of the Membership Interests eligible to vote, amend this Agreement with respect to the following:

i.       if such amendment would modify the limited liability of a Member in a manner adverse to such Member;

ii.       if such amendment would create an obligation to make Contributions not contemplated in this Agreement;

iii.       if such amendment would alter or change the distribution and liquidation rights provided in Article 4 and Section 3.2 respectively, except as otherwise permitted under this Agreement;

iv.       make any amendments that would materially adversely affect any Member, including affecting their Capital Account Balance, allocable share of income and loss, or increase their allocable share of the Asset Management Fee, except as otherwise permitted under this Agreement; or

v.       amend this Section 8.1(a).

(b)       Except as otherwise provided herein, failure of a Member to respond to any proposed amendments, whether by ways of vote or written consent, within Fifteen (15) days after written notification is sent to Members, shall be deemed a consent to the Company’s proposed amendment.

8.2       Power of Attorney. Each Member appoints the Manager, with full power of substitution, as the Member’s attorney-in-fact, to act in the Member’s name, to execute and file (a) all certificates, applications, reports, and other instruments necessary to qualify or maintain the Company (and any Series) as a series limited liability company, in the states and foreign countries where the Company or Series conducts its activities, (b) all instruments that effect or confirm changes or modifications of the Company or Series or its status, including, without limitation, amendments to the Certificate, and (c) all instruments of transfer necessary to effect the Company’s or any Series’ dissolution and termination. The power of attorney granted by this Article is irrevocable, coupled with an interest, and shall survive the death of the Member.

8.3       Binding Arbitration. Either a Member, Manager or the Company may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this section (this “Arbitration Provision”). The arbitration shall be conducted in the Middlesex County, state of Massachusetts. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving a Member (or persons claiming through or connected with such Member), on the one hand, and the Company, on the other hand, relating to or arising out of this Agreement, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of sub-section (iv) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter- claims, cross-claims, third-party claims, or otherwise. This Arbitration Provision applies to claims under the U.S. federal securities laws and to all claims that that are related to the Company, including with respect to this offering, our holdings, the common shares, our ongoing operations and the management of our investments, among other matters. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable. Notwithstanding the foregoing, if this Arbitration Provision applies to federal securities law claims, the Member cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

(i)       The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.

(ii)       If the Company elects arbitration, the Company shall pay all the administrator’s filing costs and administrative fees (other than hearing fees). If Member elects arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. The Company shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or Member requests that the Company pay them and the Company agree to do so. Each party shall bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives Member the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.

(iii)       Within Thirty (30) days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross-appeal within Thirty (30) days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

The Company agrees not to invoke the Company’s right to arbitrate an individual Claim that a Member may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.

8.4       Notices. Notices contemplated by this Agreement may be sent by any commercially reasonable means, including hand delivery, first class mail, facsimile, e-mail, or private courier. The notice must be prepaid and addressed, as set forth in the Company’s and each Series’ records. The notice will be effective on the date of receipt, or, in the case of notice sent by first class mail, the Fifth (5th) day after mailing.

8.5       Resolution of Inconsistencies. If there are inconsistencies between this Agreement and the Certificate, the Certificate will control. If there are inconsistencies between this Agreement and the Act, this Agreement will control, except to the extent the inconsistencies relate to provisions of the Act that the Members cannot alter by agreement. If there are inconsistencies between this Agreement and the Offering Circular, this Agreement will control. Without limiting the generality of the foregoing, unless the language or context clearly indicates a different intent, the provisions of this Agreement pertaining to the Company’s and each Series’ governance and financial affairs, and the rights of the Members upon Dissociation and dissolution, will supersede the provisions of the Act relating to the same matters.

8.6       Provisions Applicable to Transferees. Each Member will execute and deliver any document or statement necessary, to give effect to the terms of this Agreement, or to comply with any law, rule, or regulation governing the Company’s and each Series’ formation and activities.

8.7       Additional Instruments. Each Member will execute and deliver any document or statement necessary, to give effect to the terms of this Agreement, or to comply with any law, rule, or regulation governing the Company’s and each Series’ formation and activities.

8.8       Computation of Time. In computing any period of time under this Agreement, the day of the act or event from which the specified period begins to run, is not included. The last day of the period is included, unless it is a Saturday, Sunday, or legal holiday, in which case the period will run until the end of the next day that is not a Saturday, Sunday, or legal holiday. For purposes of this paragraph, a day shall be deemed to end at 5:00 p.m., in the time zone where the Company then-maintains its principal place of business.

8.9       Entire Agreement. This Agreement, Series Supplement, Subscription Agreement, and the Certificates comprise the entire agreement among the parties with respect to the Company and each Series. This Agreement and the Certificate supersede any prior agreements or understandings with respect to the Company and each Series. No representation, statement or condition not contained in this Agreement, Series Supplement, Subscription Agreement, or the Certificates has any force or effect. Notwithstanding the provisions of this Agreement, the Offering Circular, Series Supplement, or of any Subscription Agreement, it is hereby acknowledged and agreed that the Manager, on its own behalf or on behalf of the Company and each Series, without the approval of any Members or any other person, may enter into a side letter or similar agreement to or with a Member that has the effect of establishing rights under, or altering or supplementing the terms of this Agreement, Offering Circular, Series Supplement, or of any Subscription Agreement. The parties hereto agree that any terms contained in a side letter or similar agreement to or with a Member shall govern with respect to Member notwithstanding the provisions of this Agreement, Offering Circular, Series Supplement, or of any Subscription Agreement.

8.10     Waiver. No right or remedy under this Agreement may be waived, except by an instrument in writing, signed by the party sought to be charged with the waiver.

8.11     General Construction Principles. Words in any gender are deemed to include the other genders. The singular is deemed to include the plural, and vice versa. The headings and underlined paragraph titles are for guidance only, and have no significance in the interpretation of this Agreement.

8.12     Binding Effect. Subject to the provisions of this Agreement relating to the transferability of Membership Interests and the rights of Transferees, this Agreement is binding on, and will inure to, the benefit of the Company, the Series, the Members, and their respective distributees, successors, and assigns.

8.13     Governing Law. Delaware law governs the construction and application of the terms of this Agreement.

8.14     Severability. If any provision of this Agreement shall be deemed invalid, unenforceable, or illegal, then, notwithstanding such invalidity, unenforceability, or illegality, the remainder of this Agreement shall continue in full force and effect.

8.15     Counterparts; Signatures. This Agreement may be executed in counterparts, each of which will be considered an original, as to the party signing it. Signatures transmitted via electronic transmission shall have the same legal effect as the exchange of original signatures.

FORTE INVESTMENT FUND, LLC,
a Delaware series limited liability company

By:	FORTE PARTNERS GLOBAL INC.,
aMassachusetts corporation
Its Manager

By:
Name: Shauzab H. L adha
Title: President

BY PURCHASING A MEMBERSHIP INTEREST IN THE COMPANY AND EXECUTING A SUBSCRIPTION AGREEMENT, EACH MEMBER AGREES TO THE TERMS AND PROVISIONS OF THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT, THE SUBSCRIPTION AGREEMENT, THE OFFERING CIRCULAR, AND THE SERIES SUPPLEMENT.